Exhibit 10.2

GOVERNANCE AGREEMENT

BY AND BETWEEN

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

AND

ROUST TRADING LTD.

Dated as of April 23, 2012

THIS GOVERNANCE AGREEMENT (this “Agreement”) is entered into as of April 23, 2012 (the “Effective Date”), by and between Central European Distribution Corporation (the “Company”) and Roust Trading Ltd. (“RTL”).

RECITALS:

WHEREAS, the Company intends to issue and sell, and RTL or an Affiliate of RTL intends to purchase from the Company as an investment in the Company, for an aggregate purchase price of $100,000,000, (i) 5,714,286 shares (the “Initial Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”), at a subscription price of $5.25 per share in cash, and (ii) a debt instrument (the “New Debt”) that will be cleared through the Depositary Trust Company, Euroclear S.A./N.V. or Clearstream Banking, société anonyme with a face value of $70,000,000, as each transaction is contemplated in a Securities Purchase Agreement, dated the date hereof (the “Securities Purchase Agreement”) between the parties hereto;

WHEREAS, subject to the Company Stockholder Approval and certain other conditions, RTL or an Affiliate of RTL will purchase from the Company an additional 13,333,333 shares plus a number of shares determined by dividing the accrued but unpaid interest on the New Debt at the time of the Second Closing (as defined in the Securities Purchase Agreement) by $5.25 (the “Exchange Shares” and, together with the Initial Shares, the “Shares”) of Common Stock, reflecting a purchase price of $5.25 per share, issued to RTL, the proceeds of which will be used by the Company to repurchase and cancel the New Debt,; and

WHEREAS, at the Second Closing (as such term is defined in the Securities Purchase Agreement), subject to the terms and conditions set forth in the Securities Purchaser Agreement, RTL or an Affiliate of RTL will purchase from the Company a debt instrument to be issued by the Company that will be cleared through the Depositary Trust Company, Euroclear S.A./N.V. or Clearstream Banking, société anonyme with a face value of $102,554,000 (the “Rollover Notes”), and the cash proceeds of such purchase will be used by the Company to repurchase the Company’s 3.00% Convertible Senior Notes due 2013 (the “Convertible Notes”) held by the Purchaser or any of its Affiliates with a face value of $102,554,000, at a price equal to such face value amount, plus accrued but unpaid interest thereon;

WHEREAS, at the Second Closing, RTL or an Affiliate of RTL has agreed to provide the Company with the right to put a debt security (that will be cleared through the Depositary Trust Company, Euroclear S.A./N.V. or Clearstream Banking, société anonyme) to be issued by the Company to RTL (the “Backstop Notes”) in exchange for up to $107,500,000.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms

“2016 Senior Secured Notes” means any notes issued under the 2016 Senior Secured Notes Indenture, as amended or extended in accordance herewith and notes issued in exchange therefore in accordance herewith.

“2016 Senior Secured Notes Indenture” means the indenture with respect to the $380,000,000 of 9.125% Senior Secured Notes due 2016 and the €380,000,000 of 8.875% Senior Secured Notes due 2016 issued by CEDC Finance Corporation International, Inc. dated as of December 2, 2009, as amended by the first supplemental indenture dated December 29, 2009 and the second supplemental indenture dated December 8, 2010, as amended or extended in accordance herewith, and any indenture governing notes exchanged for 2016 Senior Secured Notes in accordance herewith.

“Affiliate” of a person means (i) any corporation or other business entity Controlled by, Controlling or under common Control with such person and (ii) any other person proposed by RTL to be deemed to be an Affiliate hereunder to which the Company consents in writing, in each of clause (i) and (ii) above, where such Affiliate agrees to be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the parties hereto.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York City, USA, Warsaw, Poland, or Moscow, Russia, are authorized or required by Law or other governmental action to close.

“Breach” is defined in Section 2.10(a).

“Bylaws” means the Bylaws of the Company as in effect on the Effective Date, as they may be amended, supplemented or otherwise modified from time to time in accordance with their terms, the terms of the Certificate of Incorporation and the terms of this Agreement.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the Effective Date, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Common Stock” means any and all classes of the Company’s common stock as authorized pursuant to the Certificate of Incorporation.

“Company” is defined in the preamble.

“Company Stockholder Approval” means the approval by the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy at the Stockholders Meeting (other than the Initial Shares, which shares of Common Stock shall not be entitled to vote on such matter and not be considered present or represented by proxy at the Stockholders Meeting for the purposes of this vote) of the issuance of the Exchange Shares and any other shares of Common Stock potentially issuable pursuant to this Agreement or the other Operative Agreements as required by NASDAQ Rules.

“Competitive Business Information” means competitively sensitive information relating to marketing plans or marketing budgets relating to the Company’s export business (it being agreed that marketing plans or marketing budgets relating to the Company’s business in Russia does not constitute Competitive Business Information).

“Conflicted Director” means any Director who is (or has been in the 6 months prior to his/her nomination as a director) an employee of, or consultant to, Roust Trading (Cyprus) Limited (UK Branch) and its Subsidiaries with direct responsibility for, or where the scope of consulting services directly relate to, Roust Trading (Cyprus) Limited (UK Branch)’s and its Subsidiaries’ export business, provided, however, that Mr. Roustam Tariko will not be considered a Conflicted Director.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means any member of the Board.

“Equity Incentive Plans” has the meaning specified in Section 3.1(b)(i) below.

“Equity Securities” means any class of capital stock of, or other profit or voting interests in, the Company and all securities convertible into or rights to purchase capital stock of such interests in the Company, if any, including any Equity Security Equivalent (as defined below) and any and all other equity securities of the Company or securities convertible into or exchangeable for such securities or issued as a distribution with respect to or in exchange for such securities.

“Equity Security Equivalent” means any option, warrant, right or similar security or right exercisable into, exchangeable for, or convertible into Equity Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Debt Amount” means the sum of the aggregate principal amount of the New Debt, Rollover Notes and Backstop Notes; provided, that to the extent that any such debt instrument is not outstanding at the time of the relevant calculation of the Debt Amount, such debt instrument shall not be included in the calculation of Debt Amount.

“Governmental Authority” means any (i) nation, state, county, city, town, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature; or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing power or authority of any nature.

“Indebtedness” means without duplication, (i) all outstanding debt (including short-term and long-term debt but not including trade payables in respect of goods or services purchased in the ordinary course of business) for borrowed money; (ii) all obligations evidenced by a note, bond, debenture or similar instrument; (iii) all capital lease obligations (as determined under GAAP); (iv) the deferred purchase price of property or services due more than six months after such property is acquired or services fully rendered, except trade payables in respect of goods or services purchased in the ordinary course of business; (v) obligations in respect of letters of credit, banker’s acceptances, bank guarantees and similar instruments (other than those issued in respect of (A) taxes owed to Governmental Authorities or (B) arrangements with suppliers of the Company or any of its Subsidiaries, in the case of each of clause (A) and (B), in the ordinary course of business); (vi) the net obligations under interest rate protection agreements, swap agreements and call agreements; (vii) guarantees of Indebtedness of the type described in clauses (i) through (vi) (other than guarantees in respect of (A) taxes owed to Governmental Authorities or (B) arrangements with suppliers of the Company or any of its Subsidiaries, in the case of each of clause (A) and (B), in the ordinary course of business) and (viii) all obligations in respect of unpaid interest owing on or in respect of any such Indebtedness described in clauses (i) and (ii) above.

“Independent” means any Person meeting the independence requirements of NASDAQ Rule 5605(a)(2) with respect to the Company.

“Law” means any applicable foreign or domestic, federal, state or local, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or requirement of any Governmental Authority or any arbitration tribunal.

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Rules” means the NASDAQ Listing Rules.

“Operative Agreements” means the Securities Purchase Agreement, the agreements with respect to the New Debt, the Rollover Notes and the Backstop Notes, and the Registration Rights Agreement, together with this Agreement.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Government Authority.

“Roust Assets” means certain distribution rights of Roust, Inc. that may be agreed between the Company and RTL.

“RTL Director” means any Director nominated by RTL pursuant to Section 2.1(a).

“RTL Nominee” means any Person designated by RTL to be nominated to the Board pursuant to Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Executive Management of the Company” means the chief executive officer, the chief financial officer, the chief operations officer and the director of investor relations of the Company.

“Senior Russian Management Team” means the Chief Executive Officer, Chief Operating Officer, and Chief Marketing Officer of the Russian Alcohol Group and the Chief Executive Officer of the Whitehall Group, and any analogous successor position in the event of a reorganization of the Company leading to the elimination of these positions.

“Stockholders Meeting” means a meeting of the stockholders of the Company.

“Subsidiary” of any entity means any other entity in which such first entity owns or Controls, directly or indirectly, an amount of the voting securities, other voting interests or voting partnership interests sufficient to elect at least a majority of such other entity’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of such other entity).

“Superior Proposal” has the meaning set forth in the Securities Purchase Agreement.

“Transfer” (and the correlative term “Transferred”) means to directly or indirectly transfer, sell, encumber, hypothecate, assign or otherwise dispose of any New Debt, Rollover Notes or Backstop Notes to any Person that is not an Affiliate of RTL; provided, that in no event shall a Transfer occur as a result of (i) the Company or any of its Subsidiaries repaying, prepaying, repurchasing or taking any similar action with respect to the New Debt, Rollover Notes or Backstop Notes and (ii) RTL or any of its Affiliates exercising any rights of participation under this Agreement by paying for any Equity Security thereunder by redeeming or exchanging New Debt, Rollover Notes or Backstop Notes.

“Voting Securities” means any and all shares of capital stock of the Company and securities issued in respect thereof that are entitled to vote generally in the election of Directors, including the Common Stock.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1 Board Representation

(a) From and after the Effective Date, RTL shall have the right to designate one or more individuals as Directors, and the Company shall ensure that, at all times when RTL has the right to designate one or more Directors pursuant to this Agreement, any slate of nominees recommended by the Board includes the following individuals:

(i) for so long as RTL and its Affiliates hold a minimum of 9.0% of the Voting Securities, one nominee designated by RTL; and

(ii) for so long as RTL and its Affiliates hold a minimum of 15.0% of the Voting Securities, two nominees designated by RTL; and

(iii) for so long as RTL and its Affiliates hold a minimum of 24.9% of the Voting Securities, three nominees designated by RTL;

provided that, (x) for so long as RTL shall be entitled to designate three nominees under Section 2.1(a)(iii) above, at least one RTL Director must be Independent and (y) if RTL fails to designate a nominee to serve as a member of the Board pursuant to this Section 2.1(a) prior to the 45th day before the meeting of stockholders to elect Directors, the RTL Director previously holding such directorship shall be deemed the RTL Nominee unless no such RTL Director has otherwise previously been appointed to serve as a Director, in which case the Board shall be free to nominate such Director at its discretion. RTL hereby designates Alessandro Picchi as the initial RTL Nominee, and the Company shall cause such RTL Nominee to be appointed to the Board, effective immediately. No less than five (5) Business Days prior to the Initial Closing (as defined in the Securities Purchase Agreement), RTL will notify the Company of its proposed nominee that will be appointed to the Board at the Initial Closing pursuant to Section 2.1(a)(ii) above, and the Company shall evaluate such nominee in accordance with the standards set forth in Section 2.1(b) below. Until termination of this Section 2.1(a), the Company will cause the size of the Board not to exceed ten (10) Directors without obtaining the prior written consent of RTL.

(b) RTL shall exercise its right to designate any RTL Director set forth in Section 2.1(a) above by submitting the names of any proposed candidates to the Nominating and Corporate Governance Committee of the Board. The Nominating and Corporate Governance Committee of the Board may only reject a candidate proposed by

RTL if such candidate is manifestly unsuitable to serve as a Director by reason of prior criminal or civil misconduct or demonstrable lack of qualification. Upon exercise of the right to designate any RTL Director set forth in Section 2.1(a) and approval of the nominee by the Nominating and Corporate Governance Committee of the Board, the Board shall, as needed and subject to the last sentence of Section 2.1(a) above, promptly increase the size of the Board to create the number of vacancies necessary to appoint and elect such RTL Director(s), and upon creation of such vacancy or vacancies, to appoint and elect such RTL Director(s) pursuant to the applicable provisions of the Certificate of Incorporation and Bylaws. At each annual or special meeting of the stockholders of the Company at which Directors are to be elected, the Company will include in the slate of nominees recommended by the Board and the Nominating and Corporate Governance Committee of the Board and in the Company’s proxy statement or notice of such meeting all of the RTL Directors designated pursuant to Section 2.1(a) and approved by the Nominating and Corporate Governance Committee of the Board, and both the Company and RTL shall use their respective reasonable best efforts to cause, and RTL shall vote all of its Voting Securities then owned or held in favor of, the election to the Board of each of those nominees recommended by the Board, which shall include those RTL Nominees to be elected as RTL Directors as provided in this Agreement.

(c) To the extent permitted by Law (including under the NASDAQ Rules, the Securities Act and the Exchange Act), at least one RTL Director will be appointed as a member of each committee of the Board (including without limitation any ad hoc committee of the Board). If there is only one RTL Director, RTL and the Company will discuss in good faith appropriate committee representation (it being understood that such RTL Director will be entitled to serve on each committee to the extent desired by RTL and to the extent permitted by Law (including under the NASDAQ Rules, the Securities Act and the Exchange Act)).

(d) If a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director who is a RTL Director, then the Company, the Board and RTL will take all actions necessary to cause the vacancy to be filled as soon as practicable by a new RTL Director who is nominated in the manner specified in this Section 2.1.

(e) If RTL ceases to have the right to nominate one or more Directors in accordance with this Section 2.1, then RTL shall use its reasonable best efforts to cause the removal or resignation of the applicable number of RTL Directors at the earliest possible time.

(f) Upon the written request of any RTL Director, the Company will promptly execute and deliver to such RTL Director an indemnification agreement either, at the election of the RTL Director, (i) in the form of the Company’s current form of director indemnification agreement (or a modified version of such form proposed by the Company that is no less favorable to the RTL Director) or (ii) in a form entered into between any other Director and the Company that is no less favorable to the Director than the Company’s current form.

Section 2.2 Conflicts of Interest; Treatment of Competitive Business Information; Waiver of Corporate Opportunity

(a) RTL agrees to procure that any RTL Director who is an employee of RTL or any Affiliate of RTL shall comply with the Company’s policies on the treatment of confidential information by Directors to the extent such policies are generally applicable to the Company’s Directors. If a Conflicted Director is then serving as a Director, to the maximum extent possible and without limiting the availability of Competitive Business Information to Directors who are not Conflicted Directors, the Company shall present the operating and other financial results of the Company to the Board in a format that will allow, without revealing Competitive Business Information, all Directors, including Conflicted Directors, to evaluate the performance of the Company and its prospects. If a Conflicted Director is then serving as a Director, to the extent Competitive Business Information is presented to the Board, Conflicted Directors shall not be entitled to receive such information. Each RTL Director who is not a Conflicted Director shall be entitled to receive such information, and the Company shall, as a general matter, make information available to Directors who are not Conflicted Directors, including Competitive Business Information, in a manner consistent with past practice. The Board may form a committee of Directors to receive, consider and discuss Competitive Business Information, provided that each RTL Director who is not a Conflicted Director is appointed to such committee and such committee is not empowered to approve any action, but only to make recommendations to the Board with respect to actions to be taken (with any such recommendations to avoid disclosure of Competitive Business Information to a Conflicted Director).

(b) Subject to Section 2.8 below, with it being the intention of the parties hereto that Section 2.8 fully regulates the obligations of RTL, any Affiliate of RTL and any RTL Director with respect to corporate opportunities:

(i) To the fullest extent permitted by Law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to RTL, any RTL Director and any Affiliate of RTL or any RTL Director;

(ii) To the fullest extent permitted by Law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company or any of its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to RTL, any RTL Director or any Affiliate of RTL or any RTL Director; and

(iii) RTL, each RTL Director and any Affiliate of RTL or any RTL Director who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its Subsidiaries shall not (A) have any duty to communicate or offer such opportunity to the Company or any of its Subsidiaries and (B) to the fullest extent permitted by Law, shall not be liable to the Company or any of its Subsidiaries or to the stockholders of the

Company for breach of any fiduciary or other duty by reason of the fact that RTL or any RTL Director pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company or any of its Subsidiaries.

Section 2.3 Compliance with Laws

RTL will not nominate any Person as a RTL Nominee if the participation of that Person on the Board would violate any Law, including any antitrust Law; provided that this provision will not serve as a basis for contractual damages against RTL so long as RTL acted in good faith in its nomination of such RTL Nominee. In the event that the continued service of any RTL Director on the Board would violate any Law, including any antitrust Law, RTL will use its reasonable best efforts to assist the Board in removing such RTL Director and nominating a replacement director if necessary and will not vote in favor of such removed RTL Director at any annual or special meeting of the Company’s stockholders.

Section 2.4 Appointment of the Senior Russian Management Team

(a) Upon and after the Second Closing Date (as defined under the Securities Purchase Agreement) and for so long as RTL and its Affiliates hold at least 20.0% of the Voting Securities, the Company shall not make any changes to the Senior Russian Management Team or material amendments to such individuals’ responsibilities or compensation arrangements, other than with the written consent of RTL in compliance with this Section 2.4.

(b) With respect to any changes to the Senior Russian Management Team to be proposed by RTL, RTL shall notify the Company of any changes it proposes. Upon receipt of such notice, the Company shall consider any changes proposed by RTL. If the Company accepts any such changes, the relevant member(s) of the Senior Russian Management Team shall be changed accordingly. If the Company does not accept such changes, the existing member(s) of the Senior Russian Management Team shall remain in office.

(c) With respect to any members of the Senior Russian Management Team that the Company may seek to terminate or otherwise remove, the Company shall notify RTL in advance and give RTL an opportunity to consider the person being so terminated or removed and the Company’s suggested replacement. If RTL does not agree with the suggested removal and replacement, then the existing member of the Senior Russian Management Team shall remain in office.

(d) With respect to any vacancies among the Senior Russian Management Team caused by the resignation of a member of the Senior Russian Management Team, RTL and the Company shall select members of the Senior Russian Management Team as follows:

(i) the Company shall identify and present a candidate to RTL for any vacancy;

(ii) the Company and RTL shall consider the candidate proposed pursuant to Section 2.4(d)(i);

(iii) if the Company and RTL fail to agree on a mutually acceptable candidate following such consideration under Section 2.4(d)(ii), then the Company and RTL shall each propose one (1) candidate for such vacancy;

(iv) the Company and RTL shall consider the candidate proposed by the other pursuant to Section 2.4(iii);

(v) if the Company and RTL fail to agree on a mutually acceptable candidate following such consideration under Section 2.4(d)(iv), then the candidate recommended by the Board from among the two candidates proposed by the Company and RTL under Section 2.4(d)(iii) shall be deemed the mutually agreed candidate and shall be appointed to the relevant position on the Senior Russian Management Team.

(e) With respect to any bona fide candidates proposed in good faith by the Company but rejected by RTL under Section 2.4(d) above or members of the Senior Russian Management Team proposed for replacement by RTL under Section 2.4(b), RTL and its Affiliates shall not hire or otherwise arrange or agree to the hiring of such individuals without the Company’s written consent for a period of twelve (12) months following such rejection.

(f) If the Second Closing does not occur under the Securities Purchase Agreement, RTL shall have no rights under this Agreement to agree the Senior Russian Management Team under this Section 2.4.

(g) For the purposes of this Section 2.4, a material amendment to a compensation arrangement occurs where the amended compensation arrangement deviates by more than 25% from the individual’s existing arrangements.

Section 2.5 Veto Rights

Upon and after the Effective Date:

(a) The Company shall not, and shall cause its Subsidiaries not to, except as expressly required by the terms of this Agreement or any other Operative Agreement, do or propose or agree to, directly or indirectly, do any of the following without the prior written consent or direction of RTL:

(i) increase the size of the Board;

(ii) conduct any non-ordinary course business restructuring, spin-off or split-off transaction or other type of corporate reorganization, whether done in a single step or series of related steps, involving assets with book or fair market value in excess of $35 million

(when aggregated with the book or fair market value of any other non-ordinary course business restructuring, spin-off or split-off transactions or other type of corporate reorganization), or any non-ordinary course debt restructuring (including but not limited to any material amendment to any material Indebtedness of the Company); provided that, if the Roust Assets have not been assigned or otherwise transferred to the Company by December 31, 2012, the Company shall have the right to effect a merger or other similar business combination of its significant Russian subsidiaries; and, provided further, that beginning March 14, 2014 and thereafter, the Company will be free to (x) amend the terms and extend the maturity of the 2016 Senior Secured Notes (including by way of exchange of the 2016 Senior Secured Notes), provided, that any such amended or extended terms are not materially less favorable from the perspective of the holders of the Rollover Notes or the Backstop Notes than the terms in effect on the Effective Date, and (y) refinance by way of a loan or debt issue the 2016 Senior Secured Notes so long as in connection with any such refinancing the Rollover Notes and Backstop Notes are repaid in full;

(iii) merge with or into, consolidate with or enter into any strategic partnership with any other Person, or enter into any series of such transactions, involving aggregate transaction values in excess of $35 million;

(iv) acquire any business or brand, or make any acquisitions of or investments in securities of another business, in excess of an aggregate amount of $35 million (as measured by fair market value);

(v) sell or encumber (subject to the second to last sentence of Section 2.5(c)):

(1) any of the Company’s or any of its Subsidiaries’ properties or tangible assets in excess of $10 million individually or in excess of $25 million in the aggregate (in both such cases, as measured by book or fair market value); provided, that (i) the Company cannot sell any properties or tangible assets under the thresholds set forth above in this clause (1) unless the Company first offers RTL the right to purchase such properties or tangible assets on equal terms and (ii) a production or operational facility that is material to a brand that is permitted to be sold pursuant to Section 2.5(a)(v)(2) below (and not material to a brand that is not being sold) may be sold even if the value of such facility or assets exceeds these limits (it being agreed that, for purposes of this Section 2.5(a)(v)(1), a facility will be deemed material to a brand if 70% of its operations, as measured by aggregate production volume, is devoted to such brand); and

(2) any of the Company’s or any of its Subsidiaries’ intangible assets that are material to their businesses or any immaterial assets to their businesses in excess of $35 million in the aggregate (as measured by book or fair market value); provided, that (A) it is agreed that the following brands are material to the businesses of the Company and its Subsidiaries and therefore cannot be sold or encumbered without RTL’s consent: Żubrówka, Soplica, Absolwent, Bols, Green Mark, Parliament, Zhuravli, Talka, Silver Blend, Kauffman, Marusia and Royal Vodka; and (B) the Company or any of its Subsidiaries shall be permitted to undertake disposals of intangible immaterial assets (other than those intangible assets described in clause (A) above, which are material for purposes of this Agreement) without prior approval from RTL only if (I) the Company offers RTL the right to purchase such intangible assets on equal terms on all such disposals and (II) proceeds from such disposals are utilized to repay Indebtedness of the Company in the following manner:

(A) for so long as the 2016 Senior Secured Notes are outstanding the Company shall utilize all Net Proceeds (as defined in the 2016 Senior Secured Notes Indenture) from such disposals of intangible assets (i) to make an Asset Sale Offer (as defined in the 2016 Senior Secured Notes indenture) as and when contemplated by the 2016 Senior Secured Notes Indenture and/or (ii) to the extent not prohibited by the terms of the 2016 Senior Secured Notes, the New Debt, the Rollover Notes or the Backstop Notes, to repay part or all of the New Debt (if the Securities Purchase Agreement has been terminated prior to the Second Closing Date (as defined in the Securities Purchase Agreement)), the Rollover Notes and the Backstop Notes, in this order of priority, immediately upon receipt, and

(B) if the 2016 Senior Secured Notes are no longer outstanding, and to the extent not prohibited by the terms of the New Debt, the Rollover Notes or the Backstop Notes, the Company shall utilize all proceeds (net of transaction fees) from such disposals of intangible assets to repay part or all of the New Debt (if the Securities Purchase Agreement has been terminated prior to the Second Closing Date (as defined in the Securities Purchase Agreement)), the Rollover Notes and the Backstop Notes, in this order of priority, immediately upon receipt.

Notwithstanding the provisions of Section 2.5(a)(v)(1) and (2) above, should the Company face any short-term liquidity issues, then prior to engaging in an asset disposal or encumbering any asset in order to solve such problems, the Company will approach RTL to explore potential solutions to such problems;

(vi) issue or sell any shares of Common Stock or any other equity ownership interests (including but not limited to equity-linked securities) in the Company or any of its Subsidiaries in excess of $35 million in the aggregate prior to April 15, 2015, excluding shares sold by or issued to members of the Board and Company officers and/or employees for bona fide compensatory purposes. After April 15, 2015, the Company shall be permitted to make any such issuance or sale without prior approval from RTL in the event that (1) RTL (or an Affiliate thereof designated by RTL) is provided the right to exchange up to 100% of the Backstop Notes and/or the Rollover Notes at an exchange price that is equal to the price at which the new equity is issued in order to avoid dilution; and (2) all proceeds from such issuance or sale are utilized to repay part or all of the Rollover Notes and/or the Backstop Notes, in that order of priority, immediately upon receipt (it being agreed that the Rollover Notes and/or Backstop Notes will not be repaid pursuant to this clause (2) without RTL first being given a reasonable opportunity to exercise its rights under clause (1) above). Notwithstanding the provisions of this Section 2.5(a)(vi) above, if the Company faces any short-term liquidity problems, then prior to issuing equity or any other equity ownership interests (including but not limited to equity-linked securities) in order to solve such problems, the Company will approach RTL to explore potential solutions to such problems;

(vii) provide any equity compensation to Senior Executive Management of the Company in excess of $4 million in the aggregate in any fiscal year including all stock option awards and restricted share awards (valued in accordance with GAAP);

(viii) pay any cash dividends on shares of Equity Securities;

(ix) pay any equity dividends on shares of Equity Securities other than necessary for the purposes of effecting the Company’s stockholder rights plan or other “poison pill” arrangements;

(x) repurchase or cancel the Company’s existing Common Stock, or engage in any other transaction involving Common Stock that will cause RTL and its Affiliates’ to fall within the mandatory tender offer provisions of the Polish Act of 29 July 2005 on Public Offering, Conditions Governing the Introduction of Financial Instruments to Organized Trading, and Public Companies;

(xi) incur an aggregate amount of Indebtedness outside the ordinary course of the Company’s business in excess of $20 million (it being agreed between the Company and RTL that any incurrence used to finance working capital constitutes an ordinary course incurrence), other than (A) Indebtedness issued to RTL and its Affiliates and (B) refinancing Indebtedness in compliance with clause (ii) of this Section 2.5(a);

(xii) make any capital expenditures which are more than:

(1) to the extent that the amount budgeted for capital expenditures in the annual budget approved by the Board is greater than $10 million, 25% greater (in local currency); and

(2) to the extent that the amount budgeted for capital expenditures in the annual budget approved by the Board is less than $10 million, 50% greater (in local currency),

in each case than such budgeted amounts, excluding any capital expenditures that result from a casualty event or capital expenditures made in response to an emergency; and

(xiii) any amendment to the Certificate of Incorporation or Bylaws that does any of the following:

(1) adversely affects the right of RTL to designate RTL Directors pursuant to Section 2.1 above (including any amendment to Section 6.1 of the Certificate of Incorporation or Section 3.2, 3.3 or 3.8 of the Bylaws or the manner in which the business of the Board is conducted);

(2) changes the method for calling or holding meetings of the Board (including any amendment to Section 3.4 or 3.5 of the Bylaws);

(3) adversely changes the exculpatory or indemnification provisions now existing in the Certificate of Incorporation or the Bylaws for the benefit of the Directors (including Section 6.3 of the Certificate of Incorporation or Article 6 of the Bylaws); or

(4) changes the rights, preferences of privileges of Common Stock existing as of the Effective Date or creates (including by reclassification or otherwise) any new class or series of Equity Securities having terms that frustrates or impairs the rights of RTL set forth in Section 2.1 above or this Section 2.5; provided, that the Company may, subject to Section 2.5(a)(vi) above and Article III below, amend the Certificate of Incorporation to increase its authorized amount of capital stock.

(b) Notwithstanding the provisions of Section 2.5(a) above and subject to Article III, (i) if Company Stockholder Approval is not obtained, the Company may (A) issue equity or any other equity ownership interests (including but not limited to equity-linked securities) provided that any proceeds from such issue are first used to repay the Convertible Notes (as defined in the Securities Purchase Agreement) and New Debt on a pro rata basis and (B) issue additional Indebtedness provided that the proceeds from such issuances are first utilized to repay the Convertible Notes (as defined in the Securities Purchase Agreement) and New Debt on a pro rata basis, and (ii) the Company may issue equity or any other equity ownership interests (including but not limited to equity-linked securities) and/or additional Indebtedness to the extent necessary, and to the extent the proceeds of such issuance are used, to satisfy in full the Convertible Notes at maturity in the event that pursuant to Section 2.5(e) of the Securities Purchase Agreement RTL elects to waive its rights under Section 2.5(a) with respect to such issuances.

(c) Notwithstanding any provision in Section 2.5(a) to the contrary: (i) no such provision shall or shall be construed to encumber or restrict the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (c) make loans or advances to the Company or any of its Restricted Subsidiaries, or (d) sell, lease or transfer any properties or assets to the Company or any of its Restricted Subsidiaries, in each case to the extent that and for so long as such provision would constitute a Default or Event of Default under the 2016 Senior Secured Indenture and (ii) no such provision shall apply with respect to the enforcement of remedies or exercise of rights by any security trustee (or similar agent under secured indebtedness permitted to be incurred in accordance with this Agreement) with respect to any security that is permitted to be granted in accordance with this Agreement (provided that, with respect to any Indebtedness incurred after the date hereof, any provisions related to security are not materially less favorable from the perspective of the holders of the New Debt, the Rollover Notes or the Backstop Notes than the terms of any security documents related to secured indebtedness outstanding on the date hereof). The limitations and restrictions arising under this clause shall apply only as long as the 2016 Senior Secured Indenture and such other security documents are in force (in each case to the extent applicable). In addition, notwithstanding anything in this Section 2.5, the Company and its Subsidiaries shall be permitted to provide security or otherwise encumber assets in connection with any incurrence or refinancing of Indebtedness permitted hereunder; provided, however, that the Company and its Subsidiaries shall not be permitted to provide security or otherwise encumber assets relating to the following brands: Żubrówka, Green Mark and Zhuravli. All capitalized terms relevant to the construction of this clause and defined in the 2016 Senior Secured Indenture shall have the meanings ascribed to them in the 2016 Senior Secured Indenture.

(d) In addition, and notwithstanding the provisions of Section 2.5(a) above, the Company may enter into an acquisition agreement or similar agreement with respect to any Superior Proposal after termination of the Securities Purchase Agreement in accordance with Section 7.1(c).

(e) For purposes of determining compliance with the U.S. dollar-denominated restriction on the incurrence of Indebtedness expressed in Section 2.5(a)(xi) above, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a non-U.S. dollar currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus fees, expenses and other reasonable costs associated with such refinancing); provided further, that if and for so long as any such Indebtedness is subject to an agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness will be deemed to be the amount of the principal payment required to be made under such agreement or arrangement determined in U.S. dollars in accordance with the first clause of this sentence. Notwithstanding any other provision of this Section 2.5, the maximum amount of Indebtedness that the Company may incur pursuant to this Section 2.5, shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 2.6 Non-Solicitation

(a) To the extent permitted by Law, RTL shall not, and RTL shall use its reasonable best efforts to cause its Affiliates not to, directly or indirectly (i) at all times during the period commencing with the Effective Date and continuing until the termination of this Agreement, solicit for employment or other engagement the employees of the Company or any of its Subsidiaries or otherwise encourage such employees to leave the employ of the Company or any of its Subsidiaries or hire such employees for a period of one year following the termination of their employment with the Company or any of its Subsidiaries and (ii) during such time when RTL and the Company are in discussions about a potential combination of aspects of their respective businesses (but in any event not to exceed one (1) year from the Effective Date), solicit the business of the customers and suppliers of the Company or its Subsidiaries in Russia in a manner that is harmful to the business or operations of the Company or any of its Subsidiaries in Russia or otherwise encourage such customers or suppliers in Russia to cease doing business with, or reduce the amount of business done with, the Company or any of its Subsidiaries (it being agreed that RTL or the Company may at any time, in its sole discretion, notify the other in writing that it is ceasing discussions of such potential business combination and, at such time, the restrictions contained in this clause (ii) shall terminate).

(b) To the extent permitted by Law, the Company shall not, and the Company shall use its reasonable best efforts to cause its Subsidiaries not to, directly or indirectly (i) at all times during the period commencing with the Effective Date and continuing until the termination of this Agreement, solicit for employment or other engagement the employees of RTL or any of its Affiliates or otherwise encourage such employees to leave the employ of RTL or any of its Affiliates or hire such employees for a period of one-year following the termination of their employment with RTL or any of its Affiliates and (ii) during such time when RTL and the Company are in discussions about a potential combination of aspects of their respective businesses (but in any event not to exceed one (1) year from the Effective Date), solicit the business of the customers and suppliers of RTL or its Affiliates in Russia in a manner that is harmful to the business or operations of RTL or any of its Affiliates in Russia or otherwise encourage such customers or suppliers in Russia to cease doing business with, or reduce the amount of business done with, RTL or any of its Affiliates (it being agreed that RTL or the Company may at any time, in its sole discretion, notify the other in writing that it is ceasing discussions of such potential business combination and, at such time, the restrictions contained in this clause (ii) shall terminate).

Section 2.7 Failure to Fund Backstop Notes

In the event the Company exercises its right to put the Backstop Notes to RTL or an Affiliate thereof in accordance with Section 2.5 of the Securities Purchase Agreement and, upon satisfaction or waiver of the conditions specified in Section 5.5 of the Securities Purchase Agreement, RTL or an Affiliate thereof fails to perform its obligations to fund the required amounts due to the Company (other than a failure to perform resulting from and during a good faith dispute as to whether RTL or any of its Affiliates is obligated to perform its obligations thereunder), RTL shall not be entitled to the benefit of Section 2.4 and Section 2.5 above and shall relinquish all rights in respect thereof.

Section 2.8 RTL Offer of New Opportunities

From and after the Effective Date and until the earlier of such time when (i) RTL and its Affiliates cease to hold any Rollover Notes, Backstop Notes or New Debt and (ii) RTL and its Affiliates own less than 9.0% of the Voting Securities:

(a) RTL shall offer any opportunity presented to it or any of its Affiliates to acquire a business within the spirits sector that has a fair market value in excess of $35 million to the Company in the first instance (subject to Law and confidentiality obligations). In the event the Company does not or chooses not to actively pursue such an opportunity within twenty (20) Business Days after receiving a notice in writing with respect to such opportunity from RTL, RTL and its Affiliates shall be free to pursue any such opportunities independently.

(b) Neither RTL nor its Affiliates shall not acquire any business that it was required to offer to the Company pursuant to Section 2.8(a) and failed to do so or denied the Company approval to acquire pursuant to Section 2.5(a)(iv) above.

Section 2.9 Information Rights; Notices

(a) The Company shall promptly provide RTL written notice of any breach, or any event or occurrence that would reasonably be expected to, with notice or lapse of time or both, constitute a breach, of any of its covenants and agreements set forth in Section 2.4 or Section 2.5 above.

(b) Upon the written request of RTL, the Company shall provide RTL with all information reasonably requested by RTL in connection with its exercise or non-exercise of any of its rights set forth in Section 2.5(a) above (it being agreed that any request by RTL for Competitive Business Information that the Company has a legitimate business interest to keep confidential from RTL shall not be deemed to be a reasonable request under this Section 2.9(b)).

(c) The Company and its Subsidiaries shall permit RTL and/or its designated representatives, or any of them, twice each fiscal year, at any reasonable time during normal business hours and with reasonable advance notice to (i) request any information or materials that a director of the Company would be entitled to receive, and (ii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with any officer or director of the Company and its Subsidiaries, it being understood that a meeting with the Chief Executive Officer or the Chief Financial Officer of the Company will ordinarily suffice for such purposes and that the Chief Executive Officer of the Company may attend any such meeting with an officer or director of the Company and its Subsidiaries; provided, that nothing in this Section 2.9(c) shall require the Company and its Subsidiaries to make available to RTL and its representatives any Competitive Business Information that the Company has a legitimate business interest to keep confidential from RTL.

(d) Regardless of whether any 2016 Senior Secured Notes are then outstanding, the Company shall provide RTL with all information that it is required to provide pursuant to Section 4.14 of the 2016 Senior Secured Notes Indenture as in effect as of the Effective Date, in the manner and at the times required by Section 4.14 of the 2016 Senior Secured Notes Indenture as in effect as of the Effective Date, mutatis mutandis.

(e) RTL agrees that it will, and will procure that its Affiliates and representatives which receive information pursuant to this Section 2.9 will, keep confidential all confidential information relating to the Company and Subsidiaries that it receives pursuant to this Section 2.9; provided, that the information subject to the foregoing confidentiality provisions will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 2.9(e) will not prohibit any retention of copies of records or disclosure (A) required by any applicable Law (in the case of disclosure, so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to the Company to contest the same) or (B) made in connection with the enforcement of any right or remedy relating to this Agreement, any other Operative Agreement or any of the transactions contemplated hereby or thereby.

(f) RTL acknowledges and agrees that it is aware that the materials furnished to it or its representatives under this Section 2.9 may contain material, non-public information regarding the Company and its Subsidiaries and it acknowledges and agrees to comply with all applicable restrictions relating to the use of such information under applicable securities Laws.

Section 2.10 Remedy for Breach of Veto Rights

(a) In the event of a Breach by the Company and/or its Subsidiaries of its or their obligations under Section 2.4 or Section 2.5 above, RTL may claim for repayment under any New Debt, Rollover Notes and Backstop Notes that it and any Affiliate of RTL then hold and such notes shall be immediately due and payable and such Breach shall be treated as an Acceleration (as defined in the Rollover Notes, the Backstop Notes and the New Debt and contemplated by Section 8.15 of the Securities Purchase Agreement). For purposes of this Section 2.10, a “Breach” shall be a violation of the obligations of the Company and its Subsidiaries under Section 2.4 or Section 2.5 above, of which RTL has given the Company notice reasonably promptly after RTL’s senior executives actually become aware of such Breach, and, solely with respect to a Breach that the Company does not dispute, which the Company and its Subsidiaries have had a period of thirty (30) days after such notice to remedy.

(b) In the event that the Company disputes any assertion of a Breach, or alleged Breach, by RTL pursuant to Section 2.10(a) or the Company seeks a declaratory judgment or similar judicial declaration that it has not Breached, in each case, prior to the Backstop Closing (as defined in the Securities Purchase Agreement), RTL and the Company shall resolve such dispute solely in accordance with the procedures set forth in Section 10.1(d) of the Securities Purchase Agreement.

(c) During the pendency of any proceeding related to a Breach by the Company and/or its Subsidiaries of this Section 2.5, the Company shall, and shall cause its Subsidiaries to, take all commercially reasonably efforts to stay its actions in order to reduce the impact of such actions on RTL’s rights under Section 2.5.

ARTICLE III

PARTICIPATION RIGHTS / TRANSFERS

Section 3.1 Participation Rights

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the termination of this Agreement, the Company grants RTL a participation right to purchase RTL’s pro rata share of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. RTL’s pro rata share, for purposes of this participation right, is the ratio of the number of shares of Common Stock owned by RTL and its Affiliates immediately before the issuance of New Securities, assuming full exchange of the New Debt held by RTL and its Affiliates as contemplated by Section 8.11(c) of the Securities Purchase Agreement, to the total number of shares of Common Stock outstanding immediately before the issuance of New Securities, assuming full exchange of the New Debt held by RTL and its Affiliates as contemplated by Section 8.11(c) of the Securities Purchase Agreement (the “Pro Rata Percentage”). RTL (or an Affiliate thereof designated by RTL) may deliver to the Company, as consideration for any equity purchased pursuant to such participation right, Backstop Notes, Rollover Notes and/or New Debt.

(b) As used in this Agreement, the term “New Securities” means any of the Company’s capital stock, whether or not now authorized, and rights, options, or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” expressly does not include:

(i) subject to Section 3.2 below and to the extent that at least once a year the Company offers RTL and its Affiliates the opportunity to purchase shares of Common Stock at its then trading value to permit RTL and its Affiliates to maintain their Pro Rata Percentage (as of immediately prior to such issuance of New Securities), shares of capital stock issuable or issued to the Company’s officers, directors, employees, consultants, or advisors pursuant to the Company’s 2007 Stock Incentive Plan, or other employee stock incentive programs, or other arrangements approved by the Company Board for the primary purpose of soliciting or retaining such parties’ services (collectively, “Equity Incentive Plans”), or upon exercise or conversion of options, warrants, or convertible securities granted to such parties pursuant to any such plan or arrangement;

(ii) shares of capital stock issuable or issued upon the exercise, exchange, adjustment, or conversion of any outstanding Equity Security Equivalents that are disclosed in reports, statements, or other documents filed by the Company with U.S. Securities and Exchange Commission and outstanding as of the Effective Date;

(iii) shares of capital stock issuable or issued on a pro rata basis as a dividend or distribution on Common Stock;

(iv) shares of capital stock issuable or issued on a pro rata basis pursuant to any stock dividend, stock split, share combination, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities; or

(v) shares of capital stock issued upon the exercise of convertible or exercisable instruments issued in compliance with this Section 3.1.

(c) If the Company proposes to issue New Securities, then the Company will give RTL written notice of the Company’s intention, describing the type of New Securities, their price, and the general terms upon which the Company proposes to issue the New Securities. RTL will have fifteen (15) Business Days after any such notice is delivered and RTL has been provided access to all information and due diligence material to which the other prospective acquirers of such New Securities have been provided, if any, to agree to purchase (or nominate an Affiliate of RTL to purchase) up to its Pro Rata Percentage of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating in such notice the quantity of New Securities to be purchased.

(d) If RTL (or such nominated Affiliate of RTL) fails to exercise fully the participation right within the time period set forth in Section 3.1(c) above, then the Company will have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby will be closed, if at all, within 90 days from the date of such agreement) to sell the New Securities with respect to which RTL’s participation right specified in this Section 3.1 was not exercised, at a price, and upon terms, no more favorable to the purchasers thereof than specified in the Company’s notice to RTL pursuant to Section 3.1(c). If (x) the Company has not sold such New Securities within such 90-day period, (y) the Company has not entered into an agreement within such 90-day period to sell the New Securities in accordance with the foregoing sentence within 90 days from the date of such agreement or (z) the Company has entered into an agreement within such 90-day period to sell the New Securities in accordance with the foregoing sentence within 90 days from the date of such agreement and the Company does not effectuate such closing within 90 days from the date of such agreement, then, in each of clauses (x), (y) and (z), the Company will not thereafter issue or sell any New Securities, without first again offering such securities to RTL in the manner provided in this Section 3.1.

Section 3.2 Employee Equity. In the event that New Securities are issued pursuant to Section 3.1(b) after the date of this Agreement or that options, warrants or convertible securities issued prior to the date of this Agreement pursuant to an Equity Incentive Plan are exercised or converted into Equity Securities after the date of this Agreement, RTL (or a designated Affiliate thereof) shall be permitted (i) to acquire in the open market an amount of Equity Securities and/or (at the election of RTL) (ii) exchange New Debt, Rollover Notes and/or Backstop Notes with the Company for an amount of Equity Securities, in each of clauses (i) and (ii), sufficient to increase its Pro Rata Percentage up to an amount equal to its Pro Rata Percentage immediately prior to such issuance of New Securities; provided, that to the extent that the New Securities are issued pursuant to an Equity Incentive Plan and are not exercised or have not been converted into Equity Securities, RTL (or a designated Affiliate thereof) shall only be permitted to acquire Equity Securities pursuant to this Section 3.2 at such time when such New Securities are exercised or converted into Equity Securities. In the case of an exchange contemplated by clause (ii) of this Section 3.2, if multiple forms of Equity Securities are outstanding at such time, the form of such Equity Security acquired thereunder will be selected by RTL (or such designated Affiliate) from the outstanding Equity Securities of the Company at such time and the exchange ratio for such Equity

Securities to be determined by dividing the principal amount of each dollar of the Indebtedness exchanged by the then prevailing fair market value of such selected Equity Security.

Section 3.3 Exemption from the Pill. The Company shall take all actions necessary to (i) approve any acquisition of securities by RTL (or a designated Affiliate thereof) pursuant to this Article III or otherwise pursuant to any other Operative Agreement in order not to (A) cause RTL to constitute an “Acquiring Person” under the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC, dated September 6, 2011 or (B) otherwise trigger any rights under any other “poison pill” or similar agreement or plan of the Company or any of its direct or indirect subsidiaries and (ii) cause any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar law applicable to the Company not to apply to any acquisition of securities by RTL (or a designated Affiliate thereof) pursuant to this Article III or otherwise pursuant to any other Operative Agreement.

Section 3.4 Rule 16b-3. The Company shall take such steps as may be required and reasonably practicable to cause any disposition of the Company’s Equity Securities (including derivative securities) by RTL (or an Affiliate thereof) pursuant to a transaction approved by the Board to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination

Subject to the early termination of any provision of this Agreement as provided in accordance with its terms, (i) this Agreement will terminate at any time by mutual agreement of the Company and RTL, (ii) this Agreement (other than Sections 2.4, 2.5 and 2.9) will terminate upon such time as RTL and its Affiliates own less than 9.0% of the Voting Securities, (iii) after the Initial Closing (as defined the Securities Purchase Agreement), Sections 2.4, 2.5, 2.8 and 2.9 of this Agreement will terminate upon the earlier of (A) such time when RTL and its Affiliates have Transferred more than 66.6% of the Debt Amount and (B) RTL and its Affiliates cease to own any New Debt, Rollover Notes or Backstop Notes and (iv) this Agreement will terminate if the Securities Purchase is terminated pursuant to Section 7.1(a) of the Securities Purchase Agreement; except in each of clauses (i), (ii) and (iii) above that Section 2.1(e), Section 4.2 through Section 4.5 and Section 5.1 through Section 5.7 of this Agreement will not terminate and will survive any termination of this Agreement.

Section 4.2 Amendments and Waivers

(a) Except as otherwise provided in this Agreement, no modification, amendment or waiver of any provision of this Agreement will be effective without the written approval of the Company and RTL, except that any party hereto may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.

(b) No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, will impair any right, power or remedy of any non-breaching and non-defaulting party, nor will it be construed to be a waiver of any breach, default or noncompliance, or any acquiescence in it, or of or in any similar breach, default or noncompliance later occurring. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof.

Section 4.3 Rights Cumulative

Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

Section 4.4 Further Assurances

Each party hereto agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

Section 4.5 Notices

Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or facsimile or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) Business Days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

(a) All correspondence to the Company shall be addressed as follows:

Central European Distribution Corporation

Bobrowiecka 6

00-728 Warsaw

Poland

Attention: William V. Carey

Facsimile: +48 22 456 60 01

with a copy to

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank St., Canary Wharf

London E14 5DS

UK

Attention:         Scott Simpson, Esq.

Facsimile:         +44 20 7519 7070

and

Dewey & LeBoeuf

No. 1 Minster Court

Mincing Lane

London EC3R 7YL

UK

Attention:         Frank Adams, Esq.

Facsimile:         +44 20 7459 5900

(b) All correspondence to RTL shall be addressed as follows:

Roust Trading Ltd.

25 Belmont Hills Drive

Warwick WK 06, Bermuda

Attention:         Wendell M. Hollis

with a copy to

Ropes & Gray LLP

One Metro Center

700 12th Street, Suite 900

Washington, DC 20005-3948

Attention:         James Myers

Facsimile:         +1 (202) 383-8349

and

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention:         Christopher Comeau

Facsimile:         +1 (617) 951-7050

(c) Either party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

ARTICLE V

GOVERNING LAW AND OTHER PROVISIONS

Section 5.1 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Injunctive Relief

(a) This Agreement shall be governed by and construed in accordance with the internal procedural and substantive laws of the State of New York without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

(b) The parties hereto agree, subject to Section 2.10(b), that any dispute between them relating to this Agreement or the transactions contemplated hereby will be resolved solely in the manner set forth in clauses (i) and (ii) below:

(i) Each of the parties hereto irrevocably submits to the jurisdiction of the United States District Court located in the State of New York and in the Borough of Manhattan, and all appellate courts relating thereto, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(ii) Any dispute or claim arising under this Agreement or the transactions contemplated hereby may be submitted to arbitration in New York, New York. Such arbitration will take place at and under the auspices of the American Arbitration Association or JAMS in accordance with its rules. The arbitration tribunal will consist of a single arbitrator agreed to by the parties (or if there is no agreement, as selected by the American Arbitration Association or JAMS (as applicable)); provided, that the parties agree to express a preference for such arbitrator to be a retired federal district court judge (or, if a retired federal district court judge is unavailable to hear such matter, a retired trial judge with commercial experience). Such arbitrator may not have any preexisting, direct or indirect personal, social or financial relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. The parties hereto agree to instruct the arbitrator (i) that the arbitration hearing must be completed within thirty (30) days of the request for arbitration, (ii) that his or her decision must be limited solely to disputes directly under this Agreement and the other Operative Agreements and the transactions contemplated hereby and thereby, and each party hereto agrees that any decision or award of the arbitrator (or part thereof) that purports to address, interpret, apply, enforce or resolve any other agreement, issue or dispute between the parties will be deemed to be beyond the scope of the arbitrator’s power and authority and will be given no force or effect by either party hereto or any other Person or any court, either directly or by application of collateral estoppel, res judicata or otherwise; and each party hereto covenants that it will not argue that such decision should be given any such effect and (iii) that he or she must deliver to the parties a written award and explanation of the basis for such award within seven (7) days after completion of the arbitration hearing. Subject to clause (ii) of the preceding sentence, the parties hereto agree that (A) the arbitrator’s decision shall be final and binding upon the parties and (B) that any final arbitral award may be entered as a judgment or order in any court of competent jurisdiction. The costs of such arbitration (including reasonable attorneys’ fees and expenses incurred by the parties hereto in connection with such arbitration) will be the responsibility of the party hereto who did not prevail in such arbitration (and the parties hereto shall instruct the arbitrator to make such a determination).

The plaintiff in the actions described in clauses (i) and (ii) above may divide any disputes or issues in question between the two forums in its discretion (to the extent permitted by applicable Law).

(c) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, without the necessity of posting a bond or providing an undertaking, which relief may include, without limitation, specific performance or injunctive relief. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

Section 5.2 Interpretation

All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation. This

Agreement shall be deemed to be the joint work product of the Company and RTL, and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 5.3 Severability

Should any part or provision of this Agreement be held unenforceable or in conflict with the Laws of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

Section 5.4 Entire Agreement

This Agreement, together with the other Operative Agreements, embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter of this Agreement in any way.

Section 5.5 No Third Party Beneficiaries

This Agreement is entered into solely for the benefit of the Company and its successors (whether by merger, operation of law or otherwise) and RTL and its successors (whether by merger, operation of law or otherwise), and no other Person may exercise any right or enforce any obligation under this Agreement.

Section 5.6 Counterpart

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 5.7 Costs of Enforcement

In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Operative Agreements, the non-prevailing party in such proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date set forth in the first paragraph hereof.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William V. Carey
	Name:	William V. Carey
	Title:	Chairman, CEO and President

ROUST TRADING LTD.

By:	/s/ Wendell M. Hollis
Name:	Wendell M. Hollis
Title:	Director

By:	/s/ Dana Bean
Name:	Dana Bean
Title:	Secretary